Colcord Building      Telephone 405 272 9251
                     15 North Robinson
                     Oklahoma City, OK 73102


Price Waterhouse LLP





July 2, 1996

Mr. Steve Kerr
Browne Bottling Company and
All-American Bottling Corporation
15 N. Robinson, Suite 100
Oklahoma City, OK  73102

Dear Mr. Kerr:

This is to confirm that the client-auditor relationship between Browne Bottling Company and All-American Bottling Corporation
(Commission File Number 33-69832) and Price Waterhouse LLP has ceased.

Your very truly,

PRICE WATERHOUSE LLP

Price Waterhouse LLP



cc:       Chief Accountant
          SECPS Letter File, Mail Stop 9-5
          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549